EXHIBIT 5.02






                                  June 5, 1997



Gum Tech International, Inc.
4205 North 7th Avenue, Suite 300
Phoenix, Arizona  85013

Gentlemen:

     We have assisted in the preparation and filing by Gum Tech International, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission relating to 1,152,632 shares of no par value Common Stock underlying certain Common Stock Purchase Warrants (the "Purchase Warrant Stock") and 40,000 Common Stock Purchase Warrants (the "Warrants").

     We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

     Based upon and subject to the foregoing, we are of the opinion that the Purchase Warrant Stock and Warrants have been duly authorized and reserved for issuance, and such Purchase Warrant Stock and Warrants, when issued in accordance with the terms thereof, against payment therefor, will be duly and validly issued, fully paid and nonassessable.

     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act of 1933, as amended, and applicable state laws relating to the offer and sales of securities.

     We consent to the filing of a copy of this opinion in the Registration Statement and the use of our opinion in connection therewith.

                                                 Very truly yours,



                                                 Gary A. Agron